Exhibit 99.1

Adynxx Releases Letter to Shareholders

June 26, 2019

Dear Shareholders,

2019 has been an eventful year for Adynxx as we recently became a public company. I want to thank you for your early interest in the company and share our vision for building Adynxx into a leading developer of therapies for the treatment of pain and inflammatory diseases. I would like to start by highlighting the Adynxx management team, our board of directors, and our pipeline of non-opioid drug candidates.

The Adynxx team has a proven track record of successful drug development, having advanced more than a dozen drugs though late-stage clinical development and marketing approval across a wide range of therapeutic areas. In addition to drug development expertise, we have also completed multiple corporate transactions with larger pharmaceutical companies with a total deal value close to $2 billion, including the acquisition of Cerexa by Forest Laboratories and the acquisition of Calixa Therapeutics by Cubist Pharmaceuticals. The Adynxx board of directors is a group of highly accomplished pharmaceutical executives and entrepreneurs with a history of building successful biopharmaceutical companies. Of particular relevance, members of the Adynxx board have extensive experience with reverse mergers, including Tobira’s merger with Regado, subsequently acquired by Allergan, and Ocera’s merger with Tranzyme, ultimately acquired by Mallinckrodt.

Our product candidates are built around the AYX platform of transcription factor decoy technology. Transcription factor decoys are small, synthetic, double-stranded DNA oligonucleotides that are specifically designed to inhibit the activity of transcription factors, proteins that directly regulate gene expression. The AYX platform consists of a wide range of transcription factor decoys capable of targeting one or more transcription factors. We plan to leverage our technological expertise to discover and develop additional product candidates targeting a wide range of pain and inflammation-related diseases.

Our lead product candidate from the AYX platform is brivoligide for postoperative pain:

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Based on the clinical studies of brivoligide we have conducted to date, we believe a single administration of brivoligide at the time of surgery could reduce pain for weeks, shorten the time needed to achieve mild pain and reduce the need for opioid use during recovery, in each case in a population of patients at greater risk of experiencing increased and prolonged pain following surgery.

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Development of brivoligide is supported with funding from the National Institute on Drug Abuse (NIDA) through a grant that provides Adynxx with $5.7 million over a two-year period to complete a Phase 2 study of brivoligide in patients undergoing mastectomy.

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We may be eligible to receive an additional award from NIDA of up to $9 million over three years for a Phase 3 study of brivoligide based on the achievement of milestones outlined in our application, including receipt of positive data from the Phase 2 study and clear guidance from the Food and Drug Administration at an end of phase 2 meeting.

I am enthusiastic about the near future as we look to advance brivoligide and continue discovery and development activities related to additional product candidates. To support our activities, we are actively and diligently pursuing a path to comply with the requirements to list our shares on a US stock exchange.

I am also pleased to announce certain actions initiated and declared by Alliqua BioMedical, Inc., our predecessor company, are now completed. This includes payment of the special cash dividend and distribution of all shares of AquaMed Technologies, Inc., formerly a wholly owned subsidiary of Alliqua, to the record holders of Alliqua. If you have any questions regarding the special cash dividend or distribution of AquaMed shares, please refer to the following:

●	If you are a registered shareholder and have questions related to the special cash dividend, please contact EQ at +1 (800) 468-9716.

●	For further information regarding the stock distribution, please refer to the Current Report on Form 8-K filed by AquaMed with the SEC on June 26, 2019.

●	If you hold your shares through a brokerage account and have questions regarding the special cash dividend or stock distribution, please contact your broker.

Looking ahead, we are excited to be in position to execute on our business plan. The Adynxx management team and board of directors are dedicated to improving the lives of patients by developing important therapies capable of addressing significant unmet medical needs. With this strong sense of commitment and a pipeline of promising drug candidates, we are focused on building Adynxx into a leading developer of therapies for pain and inflammatory diseases.

Thank you again for your interest in Adynxx.

Rick Orr

President and Chief Executive Officer

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Forward-Looking Statements

Statements contained in this letter that are not purely historical may be deemed to be forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws. Without limiting the foregoing, the use of words such as “may,” “intends,” “can,” “might,” “will,” “expect,” “plan,” and other similar expressions are intended to identify forward-looking statements. The product candidates discussed are in clinic and not approved and there can be no assurance that the clinical programs will be successful in demonstrating safety and/or efficacy, that Adynxx will not encounter problems or delays in clinical development, or that any product candidate will ever receive regulatory approval or be successfully commercialized. All forward-looking statements are based on estimates and assumptions by Adynxx’s management that, although Adynxx believes to be reasonable, are inherently uncertain. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that Adynxx expected. In addition, Adynxx’s business is subject to additional risks and uncertainties, including among others, the initiation and conduct of preclinical studies and clinical trials; the timing and availability of data from preclinical studies and clinical trials; expectations for regulatory submissions and approvals; potential safety concerns related to, or efficacy of, Adynxx’s product candidates; the availability or commercial potential of product candidates; the ability to list Adynxx’s common stock on a national securities exchange in the United States; the availability of future funding from government or other sources; and Adynxx’s and its partners’ ability to perform under their license, collaboration and manufacturing arrangements. These statements are also subject to a number of material risks and uncertainties that are described in Adynxx’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it was made. Adynxx undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required under applicable law.